Exhibit 99.1

Maxwell Technologies Expands Partnership with China Railway Rolling Stock Corporation (CRRC) to Localize Ultracapacitor Module Production for the China Bus Market

SAN DIEGO, Jan. 31, 2017 - Maxwell Technologies, Inc. (NASDAQ: MXWL), a leading developer and manufacturer of capacitive energy storage and power delivery solutions, today announced a definitive agreement with CRRC Qingdao Sifang Rolling Stock Research Institute Co. Ltd. (CRRC-SRI) to localize manufacturing of its ultracapacitor-based modules for use in the China new energy bus market. Under the terms of the agreement, localized production of its ultracapacitor-based modules is expected to begin in China in the second half of 2017, coinciding with the peak buying season for China’s new energy bus market. The production of bus modules extends Maxwell’s strategic partnership with CRRC-SRI and will enable Maxwell to compete more effectively in the China bus market moving forward.

To ensure Maxwell products are fully localized in support of recent China government requirements, Maxwell has licensed its module designs targeting the China bus market to CRRC-SRI, who will exclusively use Maxwell’s 2.7-volt and 3-volt ultracapacitor cells in local production lines to manufacture the modules. In addition, Maxwell will continue to leverage its long-standing expertise in the China bus market to jointly design additional, next-generation products, which CRRC-SRI will manufacture in the years to come.

“As our local new energy transportation market continues to grow, it’s imperative for both manufacturers and sellers of these critical technologies to invest in the right solutions to improve energy efficiency, preserve the environment and lay the foundation for tomorrow’s industry,” said Liu Baoming, chairman of CRRC-SRI. “With this next step to localize Maxwell’s products for the new energy bus market in China, we are proud to deepen our relationship with Maxwell Technologies, the market leader for ultracapacitors.”

Dr. Franz Fink, president and CEO of Maxwell Technologies, said, “Since Maxwell’s partnership with CRRC-SRI began, we’ve shared a focus on environmental preservation, forward-thinking technology and user efficiency. Collaborating on localization initiatives for ultracapacitor production greatly extends our reach into the China bus market while increasing the number of users that can benefit from next-generation energy storage solutions. Moving forward, the Maxwell and CRRC-SRI sales teams will collaborate to deliver existing and new customers the best experience possible, while our product development teams continue to work on next-generation, fully optimized solutions for this market.”

Additional Maxwell Technologies information:

•	Maxwell Technologies' rail solutions: http://bit.ly/2jmyvyT

•	Maxwell Technologies’ bus solutions: http://bit.ly/1FS8KhC

•	Maxwell Technologies on LinkedIn: http://linkd.in/Z4737Y

About Maxwell: Maxwell is a global leader in the development and manufacture of innovative, cost-effective energy storage and power delivery solutions. Our ultracapacitor products provide safe and reliable power solutions for applications in consumer and industrial electronics, transportation and telecommunications. Our high-voltage grading and coupling capacitors help to ensure the safety and reliability of electric utility infrastructure and other applications involving transport, distribution and measurement of high-voltage electrical energy. For more information, please visit our website: www.maxwell.com.

For more information, contact:
Media: Sylvie Tse, Metis Communications: +1 (617) 236-0500, maxwell@metiscomm.com